Sunstone Hotel Investors, Inc.

SUNSTONE HOTEL INVESTORS, INC.

Moderator: Bryan Giglia

February 23, 2016

11:00 am CT

(Operator): Good morning ladies and gentlemen and thank you for standing by. Welcome to the Fourth Quarter Conference Call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, February 23, 2016 at 9:00 a.m., Pacific Time. I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

(Bryan Giglia):  Thank you Aleya and good morning everyone. By now you should have all received a copy of our Fourth Quarter Earnings Release and supplemental, which were released yesterday. If you do not yet have a copy, you can access it on our website. Before we begin this call I would like to remind everyone that this call contains forward looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10Qs, 10Ks and other filings with the FCC, which could cause actual results to differ materially from those projected.

We caution you to consider those factors in evaluating our forward looking statements. We also note that this call may contain non-GAAP financial information including Adjusted EBITDA,  Adjusted FFO, and Hotel Adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

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In addition, hotel information presented includes our adjusted comparable 29 Hotel Portfolio, which may include prior ownership information and exclude information for the recently sold DoubleTree Guest Suites Time Square. With us on the call today are John Arabia, President and Chief Executive Officer, Marc Hoffman, Chief Operating Officer and Robert Springer, Chief Investment Officer.

After remarks, we'll be available to answer your questions. With that, I'd like to turn the call over to John.

(John Arabia):  Good morning everybody and thank you for joining us. Today we will provide an update on the performance of our business, discuss a few of our recent transactions, and provide our view on the current operating environment.

Marc will then provide an overview of our operating results and trends as well as highlight operating expectations for various markets in 2016. Bryan will then walk through our recent capital transactions and will also provide earnings guidance for the first quarter and for the full year 2016.

Overall, we were pleased with our fourth quarter operating results, which included RevPAR growth of 4.1% and total comparable hotel revenue growth of 4.6%. Like any quarter, there were both positive and negative events that transpired, yet in the end, we continue to meet or exceed our operating and earnings expectations. Even in what has become a more challenging operating environment and despite meaningful yet anticipated disruptions at the Wailea Beach Resort.

In the fourth quarter, transient demand was a bit soft in a few markets including in New Orleans, New York, Chicago, and Northern Virginia. That said, the portfolio performed above our expectations as group business trends remained strong. Group room nights were flat in the quarter but group room rates increased by 5% and our banquet and audio/visual spend per group room increased a robust 7.6% in the quarter. From a market perspective, New York remains soft but we had strong growth in Orlando, Boston, Portland and in most of our California markets including San Francisco.

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In addition to strong property level performance in earnings growth in the quarter, we recently completed several transactions that we believe materially benefited the company and drew value for our shareholders. First, in December, we closed on the sale of the Double Tree Time  Square,  a deal that we've been working on for over a year,  for $540 million or nearly $1.2 million a key. This transaction unlocked meaningful shareholder value by monetizing an asset at a price materially above our internal valuation and at a price  $200 to $250 million higher than the consensus value the asset held by both the buy side and the sell side analysts. This transaction improved our near term property level growth prospects, enhanced our already strong balance sheet, provided us with meaningful liquidity, reduced our ground lease exposure, eliminated a near term debt maturity, reduced our near term renovation expenditures, and resulted in a significant distribution to our shareholders. Furthermore, this transaction demonstrates that we are willing to sell a trophy asset or shrink the company if it is in our shareholder's best interest.

In addition to the Doubletree sale, we were also able to execute on more routine yet important financing transactions that further strengthened what is now one of the best balance sheets in the space. As mentioned on our last call, at the end of October, we repaid the loan on the Renaissance Baltimore with the proceeds from a new seven-year term loan, which we swapped to a fixed interest rate of 3.39%. In February, we repaid the loan on the Boston Park Plaza with the proceeds from another new seven-year term loan, which we swapped to a fixed interest rate of 3.65%. These refinancing's further reduced our average interest rate, extend our average debt maturity and increased the number of unencumbered hotels. We currently have only eight mortgages, down from 16 mortgages at the end of 2014.

In addition to these recently completed transactions, we remained very pleased with the progress made at and the near-term earnings outlook for both the Boston Park Plaza and the Hyatt Regency San Francisco. Several floors of guest rooms have already been completed at the Boston Park Plaza and they look fantastic. The rest of the guest rooms will be completed at the end of the second quarter. Just in time for what is expected to be a busy summer season in New England.

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Similarly, the Hyatt Regency San Francisco renovation was substantially completed just prior to the Super  Bowl. The hotel continues to outperform our expectations as the hotel generated $28 million of EBITDA in 2015, representing a nearly 50% increase in hotel profits over 2014. Despite recent concerns about the health of the San Francisco hotel market, we remained bullish about our location and the prospects within the city.

We're also making considerable progress to the repositioning of the Wailea Beach Resort. The family pools have been completed and the rest of the resort remains on track to be completed over the course of the year. While our guidance reflects a fair amount of disruption in Wailea this year, we remain enthusiastic regarding its potential earnings growth in 2017 and beyond. The Maui market remains strong and lower oil prices have had a direct benefit for Maui and our hotel.

Before I turn the call over to Marc, I would like to provide a few thoughts on the current operating environment. There has been considerable concern of late regarding the health of the lodging expansion. On one hand, there are reasons to remain positive as most of our hotel-level indicators suggest that hotel demand should remain healthy in 2016 and 2017.

For example, in 2015, our hotels produced a record 1.5 million group room nights for all current and future periods, representing a 1.4% increase in group room night production versus 2014. More recently, in the fourth quarter, our hotels booked 442,000 group room nights, representing a 4.2% increase over the prior year.

Furthermore, our 2016 group pace is up 12.9%, driven by more room nights and higher rates, and group spend on food and beverage and audio/visual remains very strong. Our group booking pace is the softest in the first quarter,  up only slightly,  and strongest in the third quarter, which is up over 25%. While group attrition could increase, we believe that the underlying booking suggests healthy lodging fundamentals ahead.

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On the other hand, there are headwinds to paint a more sanguine picture. One cannot ignore that RevPAR growth has decelerated in recent quarters. Nor ignore that recent transient trends have been softer than anticipated in certain markets. Furthermore, the fourth quarter of 2015 and the first quarter of 2016 have witnessed,  or are expected to witness,  relatively anemic growth. Excluding Wailea, our portfolio generated RevPAR growth of 1.8% in January, which was below our previous expectation.

Perhaps more importantly, there are numerous economic indicators that give us pause and may result in softer than anticipated lodging demand. For example, recent weakness in the high yield market, the commodities market and the currencies market suggest muted economic growth and raised the risk of economic recession. While we believe that our 2016 guidance reflects an appropriate level of conservatism given these economic headwinds, we also believe that the range of potential outcomes and earnings outcomes is wider than normal and therefore the risks of missing earnings guidance have increased.

Whatever eventually happens,  whether it is no RevPAR growth or outsized RevPAR growth,  Sunstone is well positioned not only to navigate, but also take advantage of nearly any economic situation. Our ratio of net debt preferred to EBITDA is below 2.5x. We have approximately $313 million of pro-forma unrestricted cash in addition to undrawn $400 million credit facility and we believe strongly that we have built-in earnings growth in 2017 with our soon to be completed repositioning in Boston and Wailea. With that, I'll turn it over to Marc to discuss our recent operating results and current operating trends. Marc, please go ahead.

(Marc Hoffman):  Thank you John and good morning everyone. Thank you for joining us today. I'll review our portfolio's fourth quarter and full year 2015 operating performance in greater detail.

Focusing on the fourth quarter, our portfolio achieved the high-end of our expectations. Our RevPAR growth was 4.1%,  driven all by increases in ADR,  and exceeded the mid-point of our adjusted guidance. Total occupancy for the quarter remained a robust 78%. Six of our hotels generated double digit RevPAR

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growth during the fourth quarter including our Hilton San Diego Bayfront, our Hyatt Regency San Francisco, and our Courtyard Los Angeles Airport. Our Renaissance Baltimore showed strength in Q4,  with RevPAR of 8.3%,  driven primarily from occupancy, which is very encouraging after it had struggled for most of the second half of the year following the civil unrest.

Shifting to our revenue management review for the quarter, despite pockets of transient weakness in certain markets, overall our portfolio saw growth in transient rate. Our transient rates overall grew at plus 3.4% in the fourth quarter. We continue to focus on shifting our business out of lower rated discount channels and into higher rated segments. Our discount channels declined nearly 2% in room nights but grew nearly 6% in ADR in the fourth quarter. Our premium business grew 3.4%, with a 2.2% growth in ADR.

On the group side for the fourth quarter, we saw solid group revenue growth at 5%, all in ADR. As John spoke, group food and beverage trends remain positive. We achieved a solid 7.6% increase in total banquet and AV sales per group room night for the quarter.

Moving on to the results for the full year of 2015, our comparable portfolio RevPAR was up 5.9% to $162.42. For 2015, five of our hotels generated double digit RevPAR growth, led by our Hyatt San Francisco, our Hyatt Chicago and our recently renovated Hilton New Orleans. A few key revenue management highlights for 2015 include the following. Our premium room revenue improved 6.1% driven by a 4.3% increase in premium room rates. Our corporate negotiated ADR grew by 4.3%. And finally, our discounted room segment grew by only 2% with discounted room nights decreasing by 4.4% and rates increasing by 6.7%, as our (Operator)s  effectively shifted mix into both higher rated segments and higher rated discount segments as demand grew. Overall, for full year 2015, our portfolio had a 3% increase in sellout nights as compared to 2014, which is the sixth consecutive straight year of higher sellout nights.

For full year 2015, our comparable portfolio experienced a 1.6% growth in group production for all current and future years and the highest group booking year we've ever had. Hotels that had strong group

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bookings in 2015 include our recently public space renovated Boston Park Plaza, our Orlando Renaissance, our Hilton San Diego Bayfront, our Renaissance Washington D.C., and our recently renovated Long Beach. Looking forward to 2016, our current group pace for all 29 hotels has increased by 12.9%, which has increased slightly from our position at the end of the year. We have group strength in several of our large group box hotels  including Renaissance Washington D.C., the Renaissance Orlando, the Hilton San Diego Bayfront and the Hyatt Regency San Francisco.

Now let's spend some time talking about a few of our key markets in 2016.

First in Orlando. Orlando is an overall market we anticipate we will see strength in both group and transient in 2016. PKF's most recent forecast for 2016 for upper priced hotels indicates a 9% increase in RevPAR, the top market growth in the nation. Our Orlando hotel expects to have significant growth in group rooms with the current group pace of the Orlando Renaissance up 13%. We anticipate we will see transient strength,  particularly in the summer months. This hotel has been a large contributor to our growth in food and beverage and other revenues in 2015.

Washington D.C. as an overall market is expected to be positive in RevPAR in 2016, driven by a  strong city-wide calendar. PKF's most recent forecast for 2016 for upper priced hotels indicates a 3% increase in RevPAR. Our D.C. Renaissance group pace is also healthy at a plus 8% for the full year 2016 driven primarily through group growth in Q2, Q3, and Q4. Based on the current pace and the total number of group rooms left to book for the year compared to history, we believe our Renaissance D.C. is positioned to outperform the market this year.

In San Francisco, we expect to have a solid performance in 2016. San Francisco as a market benefited from the Super  Bowl weekend and should continue to benefit from the limited supply growth. Overall, the market will be impacted by the renovation of the Moscone Convention Center,  which has already begun,  but will intensify from June of 2016 through June of 2017. However, our hotel has strategically focused on

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corporate and in-house group to prepare for the renovation at the Moscone Convention Center. Our 2016 group pace for the Hyatt Regency San Francisco is up 11%.

Boston,  as an overall market,  is expected to maintain its solid performance in 2016. The market will see an increase in the number of citywides as compared to 2015; however, due to size and timing,  there may be fewer compression dates within the year. We are projecting our three Boston hotels to deliver between 5.5% and 9.5% in combined RevPAR in 2016.

Moving onto more concerning markets.

Chicago,  as we've stated in previous earnings call,  will have a tough 2016,  particularly in the first half. For the full year, city-wide’s decreased by nine with the decline primarily in the first half of the year. Stronger city-wide’s in the back half of the year. In addition, Chicago's had significant new supply enter into the market in the last three years with more coming in 2016 and 2017. We anticipate Chicago will have a stronger Q3 and Q4, while Q1 and Q2 are expected to be extremely weak for all three of our hotels and the central business district of Chicago.

For New York, we expect our Hilton Times  Square to lag behind the remainder of our portfolio with negative RevPAR growth. We believe that New York City as an overall market will have negative growth due to multiple factors. Following the sale of our Double Tree, our Hilton Times  Square represents only 4% of our 2015 year EBITDA, well below most of our peers.

Moving onto Houston. Houston has been,  and is likely to continue to be,  a very difficult market for the foreseeable future. We anticipate that Houston as a market,  as well as our hotels,  are likely to experience negative RevPAR growth in 2016. The market is likely to struggle with both group and transient business due to the reduction of business related to the oil and gas sectors.

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Finally, New Orleans. New Orleans has had a slow start to the year due largely to soft transient demand coupled with changes in supply. We anticipate group will see a pick up later in the year but transient may continue to be weak, partly due to the reduction of business in the market related to oil and gas industry.

With that, let me turn the call over to Bryan for more details on our earnings balance sheet and guidance. Bryan, please go ahead.

(Bryan Giglia):  Thank you Marc. At the end of the year, we had $575 million of cash on hand including $76 million of restricted cash. Adjusted for the common and preferred dividends paid in January,  which included $186 million of fourth quarter cash distributions to our shareholders,  Pro Forma unrestricted cash would have been $313 million at the end of the year. As of December 31, we had $1.1 billion of consolidated debt and preferred securities, which included 100% of the $225 million mortgage secured by the Hilton San Diego Bayfront.

On February 1, we repaid $114 million loan secured by the Boston Park Plaza hotel with proceeds from a seven-year $100 million unsecured term loan and cash on hand. The term loan matures in 2023,  and based on our leverage,  we'll have a fixed interest rate of 3.65% to 4.40%. As of today, it bears an interest rate of 3.65%. Following this refinance, our debt has a weighted average term to maturity of approximately 4.3 years and average interest rate of 4.4%. Our variable rate debt as a percentage of total debt stands at approximately 21%, which is down from over 30% prior to the completed sale of the Double Tree.

In addition to Boston Park Plaza, in December, we repaid a $30 million loan secured by the Hilton Houston with cash on hand. We now have 21 unencumbered hotels that collectively generated approximately $194 million of EBITDA in 2015 and undrawn $400 million credit facility. Our balance sheet is strong and we retained considerable flexibility to take advantage of opportunities as they present themselves.

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Now turning to 2016 guidance. A full reconciliation can be found on Pages 31 to 34 of our supplemental as well as in our Earnings Release. As you all know, our 2016 earnings are being negatively impacted by the repositioning of the Wailea Beach Resort, which will be completed at the end of this year. As such, our guidance presents RevPAR for both our 29 hotel portfolio and the 28 comparable hotel portfolio excluding Wailea.

As John indicated in his remarks, we have increased the size of our guidance range in 2016 to account for elevated economic uncertainty. We believe that this is appropriate and consistent with our practice of providing reasonable guidance. For the first quarter, we expect comparable 28 hotel portfolio RevPAR to be between 1.5% and 3.5%. We expect first quarter adjusted EBITDA to FFO per diluted share to be between $0.19 and $0.21.

For the full year, we expect comparable 28 hotel portfolio RevPAR to grow between 2.5% and 5.5% percent. Our full year 2016 adjusted EBITDA guidance ranges from $319 to $343 million and our full year adjusted FFO ranges from $1.17 to $1.28 per diluted share. With that, I'd like to now open the call up to questions. Aleya, please go ahead.

(Operator):  Thank you so much. Ladies and gentlemen, if you'd like to ask a question, please signal by pressing the Star key followed by the Digit 1 on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. If you have signaled for a question prior to hearing these instructions, please repeat the process now by pressing Star 1 to again ensure our equipment has captured your signal. We will pause for a moment to allow everyone an opportunity to signal for questions. Thank you.

Okay. The first question comes from the line of Thomas Allen. Please go ahead.

(Thomas Allen):  Hey guys. Just in the prepared remarks, I thought it was interesting. You were talking about your leverage levels and you talked about your significant cash position and your lower average

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could create more flexibility and optionality. So, last year you really positioned yourself as a net seller. Any chance you'll be a net buyer this year? Or just how you're thinking about the overall trends in the actual market? Thanks.

(John Arabia):  Yes. Good morning Thomas. John here. You know, we made a call I'd say about a year ago to be a net seller of hotels. One, because we found that the return expectations in the private market continued to go lower,  deeper and deeper,  into the economic recovery; and honestly, we were unable to compete with some of the 1031 exchange money or some of the values being paid for quality assets.

As the year went on, it was the same message but for a slightly different reason. In that we thought we'd be a net seller largely because our cost of equity increased pretty materially as we, and several of our peers, started trading at very sizable discounts to NAV. That has not changed. Even taking down our NAV estimate a little bit for the sale of the DoubleTree Times Square, we still see ourselves trading at pretty material discounts to NAV. Unless something changes far more significantly in the private market or if there was an asset that somehow strategically made sense for us,  and quite honestly I think that those opportunities are very few and far between,  I continue to see us more likely than not to be a net seller in this environment.

You have to take into consideration that our own portfolio has recently traded as high as the 9.5% cap rate. We're very proud of our portfolio,  even with the disruption in it this year,  and we really believe in how our hotels are positioned in terms of group business over this year and next. And so, you know, trying to find investments that are better than our own share price at this time, I think would be difficult.

(Thomas Allen):  That's helpful. And then this is my follow-up. You mentioned that in 2015 you saw a 3% increase in sellout nights. Can you give any more color around what kind of rate growth you saw during those sellout nights? And then any maybe additional color just around compression night volume and pricing in general would be helpful. Thanks.

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(John Arabia):  I don't think we do, Thomas. Maybe we can circle back with you on just what the spike is. I think what you're driving though with this,  and I think it's a good conversation,  is whether or not Air B&B and others are having an impact on super-premium rates. I would say just anecdotally, they probably are,  I know that, you know, Marc Hoffman can go into some of the details,  but our strategy around the Super  Bowl was not to wait out for the very, very last dollar but we filled the hotel not in the last minute but,  I think we did it appropriately,  and we had a very successful Super  Bowl. Marc, do you want to add on to that?

(Marc Hoffman):  Yes. I mean, we'd have to go back and look but we've had,  when you consider the size of the portfolio,  hundreds or thousands of sellout room nights. What I would say to you, is that it depends street corner by street corner, market by market but we certainly had seen whether its Boston, Chicago, Orlando, San Francisco, our ability to spike rates on those sellout nights has continued. There hasn't been any change to that in 2015.

(Thomas Allen):  All very helpful. Thank you very much.

(Operator):  The next question comes from the line of Lukas Hartwich from Green Street Advisors. Please go ahead.

(Lukas Hartwich):  Thank you. Hey John. I'm curious. What do you think's happened to hotel asset values in the last say six to nine months?

(John Arabia):  Great question Lucas. You know, there were trades in the fourth quarter but I would tell you it's very difficult to look at just trades quarter after quarter because obviously it's a different set of hotels.

So, if you look at that, you might come to the conclusion,  that asset values have not declined. I don't share that view. I think that it only makes sense that hotel values have come down modestly and

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I get there, one, through a theoretical argument, which is clearly there's been a more muted view on earnings and operating fundamentals. Two, you have modestly higher debt costs. Three, you have lower availability of debt on the margin,  and Bryan can speak more to that,  but the availability of debt has declined a little bit and I think that that's putting incremental pressure on private equity buyers in particular. And four, you reduce the number of marginal buyers. REITs by and large are on the sidelines. I think some petro based sovereign funds will see what their appetite is versus what it was a year ago.

So that tells me,  you put that all into a blender and we had already seen maybe a 5%, maybe a 10% decline in private market asset values. That probably feels right to me. I know that,  and Robert can speak to this, you know,  we have seen evidence of not in our own transactions but we've seen evidence of mid to high single digit re-trades on pricing.

(Robert Springer):  Hey Lukas, it's Robert. I think the only thing I'd add to that,  is you know; all assets are not made equal. I think one area that we've seen some resilience in value is where there is,  for lack of a better way to say it,  there's a story right? You can change management, you can change brand, you can do a capital repositioning where a private equity buyer still feels they can go in there and unlock substantial value, different than what the current owner can do because perhaps those options only exist upon a sale.

So when you're talking, kind of, larger urban full service assets that are encumbered,  those are probably the assets that have seen the biggest change,  because when you listen to what John just said in terms of the people that are most likely impacted, less buyers, resale, less active, certain sovereigns are less active, you know, those are the assets then they tend to go after. It only makes sense. Less buyers in a simple supply-demand equation. If that makes sense.

(Lukas Hartwich):  Yes. That does. That's really helpful. Bryan, could you maybe add on the availability of debt comment?

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(Bryan Giglia):  Sure. Good morning Lukas. We've discussed this before and in times where there is economic uncertainty, the markets become volatile. The CMBS market is one that can lock up a little bit,  seize up a little bit,  and I think what we're seeing now is that if LTVs for a standard CMBS execution were in the, you know, high 60s to low 70s before, we'd probably move in from there  about 500 bases points on that availability.

(Lukas Hartwich):  That's helpful. And then I appreciate and understand the conservative guidance for the full year. I'm just wondering if maybe you could quantify that at all in terms of what sort of impact that would have on the guided better than the wider range?

(John Arabia):  Yes, Lukas. We thought it was prudent and again, I’ll go back to my prepared remarks. I mean we're getting two different signals.

One signal is that of our portfolio, which not every indicator has been wildly positive but when you take a look at our group business,  particularly when you get into the third quarter, maybe a little bit of the second quarter,  and the underlying operating fundamentals appear strong. Now we all know that that can change. But when I take a look at what's occurring in the broader market and I think what's caused a lot of concern and what's caused pretty material decline in hotel share prices, you know, I think that has pushed us to incremental conservatism.

Our typical range,  annual range,  is about a 200 basis point spread in RevPAR and you can quickly see in our most recent guidance we moved up to 300 and I think it's safe to say we just the bottom end down. So, you know, we will see if we're right or wrong but in markets like this, incremental conservatism,  I believe,  is warranted.

(Lukas Hartwich):  Great. That's it for me. Thanks.

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(Bryan Giglia):  Thanks Lukas.

(Operator):  The next question comes from the line of Anthony Powell of Barkley. Please go ahead.

(Anthony Powel):  Hi. Good morning guys.

(John Arabia):  Good morning Anthony.

(Anthony Powel):  Just another question on guidance. Assuming your group pace holds close to say 13% for the rest of the year, what would happen to the rest of your, you know, business for your RevPAR to hit the midpoint of guidance?

(John Arabia):  You know what. I think we're going to have to run a little math for you Anthony and probably get back to you on that.

(Anthony Powel):  All right.

(John Arabia):  You know; I think that's a little bit of an iterative answer. I do feel though that if that group business comes in as we anticipate and transient generally remains at recent levels. I think you'd be safe to say that, you know, we feel pretty good about our guidance.

(Bryan Giglia):  And Anthony, if you look back over the last two quarters,  Q3 and Q4,  when you look at our guidance and you look at our results from an Adjusted EBITDA, an Adjusted FFO perspective, the performance of the portfolio saw some transient weakness in Q3 and Q4, you could see that in the RevPAR results or sort of at the,  call it the mid-point,  to slightly above the mid-point of the range, Adjusted EBITDA,  Adjusted FFO driven by the group ancillary spend, food and beverage spend, pushed the performance above the top end of our range. So, in Q3 and Q4 you can see a little bit of the transient softness but still the power of the group pulling the performance of the overall portfolio.

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(John Arabia):  And Anthony, keep in mind that, you know, about 33% to 35% of our total portfolio is group,  and that's heavily weighted to four or five hotels. Keep in mind that our crossover,  meaning how many group rooms have been identified and booked,  that some of those hotels ranges anywhere from 80% to 90%. In fact, I think our Bayfront is probably at 90 to 93%,  of all expected group rooms already identified. And that doesn't mean that attrition can't occur. Sorry, I was just corrected, it's closer to 85% for the Hilton San Diego, of all those group rooms that we anticipate through the year were identified on the books. You know,  but as I said in my prepared remarks,  there are reasons to remain positive on the scepter.

(Anthony Powel):  Yes. That's very helpful. And just on the cash you have in balance and also your flexibility. What would trigger you to be more aggressive? Either with share purchases or any other type of activity given your very flexible balance sheet and all the, you know, cash that you have right now?

(John Arabia)Sure. And keep in mind that because of the Doubletree sale, we were largely out of the market until or we were not allowed to repurchase shares given the material non-public information to the Doubletree sale and the risk of that occurring. We were out of the market really until just the last couple of days of December. We had been in a blackout window since that point.

Now I also believe it is warranted that in a period like this, you'll probably see us sitting on more cash than normal. So, you know, I like to keep my comments at that for now.

(Anthony Powel):  Very clear. Thanks a lot.

(John Arabia):  Thank you.

(Operator):  The next question comes from the line of Shawn Kelly of Bank of America, Meryl Lynch. Please go ahead.

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(Shaun Kelly):  Hey. Good afternoon everyone. So, you know, John, I think if we were going to start to pull out a theme from the,  you know, from this quarter. It's been, you know, and maybe the last couple of quarters, it's been this sort of transient softness versus, you know, we've seen continued health out of group,  and obviously it seems to be showing up in some of your near term guidance and in your group booking pace as you made it through the year. So, my question is like, if you go back and sort of,  you've seen through prior cycles and sort of behavior that you've seen,  has there been a time period where you've seen an extended out-performance of group over transient? Or at some point, do those kind of two lines sort of start to intersect? Just kind of, how do you think through the behavior that - is transient leading and group typically follows? Or is there a big enough rate gap between the two that, you know, that you can have a disconnect that can occur a longer period of time?

(John Arabia):  Interesting question. You know, there have been times in history where there has been a disconnect between the two. And I would say it largely depends on what's going on in the economy as you very well know, Shawn, you know, group has really been late to this party but in the past,  call it 12 months,  has finally shown up in more strength. And transient seems to be a bit soft, particularly in a couple markets and that's either because of supply or shadow supply in markets like New York or foreign exchange, New York.

Or other factors, you know, we saw in Chicago and New Orleans. I can't remember back to another period where we saw,  or another cycle where we saw,  this specific swing over from transient to group. But I would tell you in general, there are some years that are better or worse for one or the other and based on what we currently see, we like our group business.

Now remember, some of that was not just happenstance, some of that has been planned. When we acquired the Hyatt San Francisco, we all knew that the Moscone Center was going to be going under the knife and for expansion, which we think is long-term,  is great for us. But short term was going to cause some disruption.

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Now that was an asset that probably did more than 85,000 to 90,000 group rooms and we're probably going up to about 110,000 because of Marc Hoffman and Robert Springer identified this as a strategy and we grouped up. So, you know, that's one of the reasons why we believe that, you know, while we're not completely insulated from that specific market, we feel pretty good about our position in that market and where we're located in the city.

(Shaun  Kelly):  I appreciate the color. And I guess my follow-up is sort of just to build on the answer, which is on the transient side, we've also seen some of the other companies that feels like it's starting to, you know, do what they can to, I guess, fill rooms, you know, whereas maybe a year ago or a year and a half ago, we were all talking about, you know, pushing price. Now it's taking, you know, taking the visibility,  and I don't know if that means giving up on rate but it certainly probably means being a little bit more flexible. Is that a strategy that Sunstone is, you know, more actively pursuing now as well?

(Marc Hoffman):  Thanks. I think, look, I think it comes down to at the end of the day it's a street corner by street corner and really week by week. One of the things we pride ourselves here is our asset management team does weekly deep revenue management calls and does monthly deep group reviews of all pace and not just pace but the actual patterns for each group hotel.

What I can tell you is that in Q4, we had 816 sellout nights compared to 786 in Q4,  the prior year. For the full year, we had 2,900 sellout rooms compared to 2,800 rooms and that obviously in Q1,  where there is, you know, current slight softness,  I suspect we will be moving towards some segments to try and drive some occ. But not anything that's meaningful at all. Nothing that really adds up.

And in just the reverse, we've been pretty aggressive, if you look at our crew rooms and the crew rooms we have remaining and the crew rate we have continued to book because crews get pushed out of every major city. It's pretty healthy.

Sunstone Hotel Investors, Inc.

So, yes, I think depending upon times when there are individual hotels that need to fill, we will do things whether it's, you know, filling it, but I'm not sure how much that's changed compared to what we did in 2014 and 2015 because our total portfolio for 2015, you know, ran an 80,  excuse me one second,  an 82.3% occupancy, which is an all-time high. And we want to hold that occ and again try and compress where we can.

(Shaun  Kelly):  Great. Thank you Marc. I appreciate it.

(Operator):  The next question comes from the line of Ryan Meliker of Canaccord Genuity. Please go ahead.

(Ryan Meliker):  Hey. Good afternoon guys, or I guess morning out there. I guess...one quick little thing that I was hoping you guys could shed a little bit of color on is just kind of how you're expecting the disruption that you've got built into your guidance. I think, you know, $14 to $16 million at Wailea and then $2.5 to $3.5 that's Boston Park Plaza. On a quarterly basis, just so that we can make sure that we're modeling things out correctly from a quarter to quarter basis.

(John Arabia):  Sure. So, from a revenue perspective, you know, it's pretty heavily weighted into the second quarter Ryan. And so, you know, roughly speaking, it's probably,  call it,  between Boston Park Plaza and Wailea,  call it,  $4 million in the first quarter, about $10 million in the second quarter and about $4 to $5 million,  maybe,  in the third quarter.

And then by the fourth quarter we're, by and large, wrapped up on both assets. There will be a couple of things in Wailea that we're continuing to clean up and finish but the heavy construction will be done in both hotels.

(Ryan Meliker):  Right. So 4Q will be a little bit of a tail wind relative to the $2 million that you incurred this year?

Sunstone Hotel Investors, Inc.

(John Arabia):  It should be.

(Ryan Meliker):  Okay. Great.  And then the second question I had was just - I'm curious to get your thoughts, you know,  you talked a lot about you didn't have discount,  that your stocks sees as well as peers. You obviously did a great job executing the sale of the Doubletree that had significant capital gains. You know, how come you elected to pay out such a large portion of the capital gains dividend in the form of stock given you have so much cash on the balance sheet?

I understand the idea of wanting to maintain a high cash position but I would have thought that given the NAV discount, you may have been less inclined to issue so many shares, even if it is to the same shareholders.

(John Arabia):  Yes. And I think that's a very important point. It's to the same shareholders. So, we look at that very simply as a stock split and we were able to hold onto incremental cash.

It was a significant distribution on, you know,  call it,  roughly a $12.00 share price. It was a $1.26. So, it was a significant distribution and we believed and we received some fairly good feedback from our large shareholders that they were fine with us holding onto a portion of that cash.

And it also allowed us to achieve our long-term capital goals, which you remember, Ryan, you've been around this business a long time, you know, five years ago, our debt deferred to EBITDA was almost nine times. That's not only high,  I would say that's dangerously high,  for a hotel company and, you know, we as a management team set off to change the balance sheet once and for all.

And by holding onto that cash, we got down to below two and a half times, which was the lofty goal that we set out five years ago. So, I believe we're in a very good position. I know that all of our, you know, our

Sunstone Hotel Investors, Inc.

large shareholders trust us to hold onto the cash. And we'll see if we can make even more money with that cash going forward.

(Ryan Meliker):  All right. Thanks for the insight John.

(John Arabia):  Sure.

(Operator):  The next question comes from the line of Smedes Rose of Citibank. Please go ahead.

(Smedes Rose):  Hi. Thanks. Now that you're mostly out of New York I was just curious, do you have a sense of what the supply growth is for your portfolio over the course of this year and next year?

(Robert Springer):  Yes. We don’t have an aggregated as like one specific number that I can give you, you know, weighted average or something of the like. Obviously the market that we're most focused on or most concerned with from a supply perspective is New York. With, you know, supply growth that we're tracking close to 7% in 2016. You know, most other markets, candidly that were exposed to supply growth is,  call it,  one to two, maybe 3%.

Boston has a couple projects delivering,  although we're less concerned given the location of our assets,  you know,  we're less concerned with the impact that they're going to have,  keeping in mind that in many respects, Boston Park Plaza is in and of itself, somewhat new supply for the market because of the level of repositioning.

Chicago is a market that has just gotten an inordinate amount of new supply. And it just seems to keep coming. Other than those markets,  New York, Chicago,  there's not really markets that we have significant concern with. You know, specifically as it relates to ours.

Sunstone Hotel Investors, Inc.

I guess New Orleans has had a decent amount. But again, all those numbers are really kind of in the 1% to 3% range.

(Smedes Rose):  Okay. Thanks. I just wanted to ask too, do you have what percent of rooms at the Boston Park Plaza are now completed? Renovated?

(Marc Hoffman):  Approximately 45%.

(Smedes Rose):  Okay. Thanks a lot guys.

(Operator):  The next question comes from the line of Rich Hightower of Evercore ISI. Please go ahead.

(Rich Hightower):  Hey. Good afternoon everyone.

(John Arabia):  Hi Rich.

(Rich Hightower):  Just want to follow up on the comments on the balance sheet. John, I appreciate you taking us back in time to when Sunstone's leverage was much higher. Obviously it's a much different picture today and so my question is this. Have you gotten any feedback from your major shareholders that might suggest people want Sunstone to potentially go the other way? At some point in its future and lever up from its current, you know, what's almost a sector low leverage sort of position? And if not, what would you kind of be willing or patient with, you know, sitting where you are today at this leverage level?

(John Arabia):  We haven't perceived any of that specific feedback. However, I will tell you part of our business plan is to eventually re-lever. Particularly when operating fundamentals,  not really if but when operating fundamentals,  turn south. And while I don't necessarily think that that's this year,  at some point in the future we know,  given the economic sensitivity of this business, that their area ebbs and flows.

Sunstone Hotel Investors, Inc.

It has always in our business plan to have the capacity to take on incremental debt during those downturns because we believe that it's in those downturns that one can make the amount of money and it's also the hardest for people to access capital. You know, it's very simple that we could take a substantial hit to earnings and not only take off any of the defensive costs of returning assets that bank, not funding capital expansion, having to lay people off, all these very negative things that we believe destroy value. And instead continue to go on offense,  even in the most leveraging of those scenarios,  which is a share re-purchase.

So, I fully believe Rich that at some point in the future, our leverage will increase and could increase fairly meaningfully. But never to a point that we would put the company at risk or risk our liquidity.

(Rich Hightower):  And John, what do you think the max sort of leverage level might be in that sort of a scenario? Where potentially you lever up significantly to buy back stock in a downturn? Or some other sort of combination of that?

(John Arabia):  You know, I think that if we have a handle on, you know, where we are in a downturn, if we have a handle on, you know, our liquidity and our debt maturities and we have all those things under control, I think we could easily see us managing if the natter of earnings, probably at five or six times debt preferred. That's not scary and some of our - I think there's other folks out there that are higher leverage levels than that right now.

(Rich Hightower):  Yes. That's right. Okay. Thanks John. I appreciate the color.

(John Arabia):  Sure. Thank you Rich.

(Operator):  there are no further questions at this time. Please continue Mr. Arabia.

Sunstone Hotel Investors, Inc.

(John Arabia):  Well, thank you so much. We really appreciate the interest in the company and several of us are around today if you have any follow-up questions. Really appreciate it and we'll see many of you soon.

(Operator):  Ladies and gentlemen. That concludes the conference call for today. We thank you for your participation. You may now disconnect your line. Have a great day.

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